Exhibit 4.2

FIRST AMENDMENT TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL RETAIL OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL RETAIL OPERATING PARTNERSHIP, L.P. (this “Amendment”), dated as of March 7, 2014 and effective as of January 28, 2014, by American Realty Capital — Retail Centers of America, Inc., a Maryland corporation, as general partner (the “General Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 14, 2014, by and among the General Partner and the other parties signatory thereto, as may be amended or amended and restated from time to time (the “Limited Partnership Agreement”).

RECITALS

WHEREAS, in accordance with the authority granted to the General Partner in Section 14.1 of the Limited Partnership Agreement, the General Partner desires to make a certain amendment to the Limited Partnership Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1.	The definitions of “Oversight Fee” and “Excess Oversight Fee” contained in Article 1 of the Limited Partnership Agreement are hereby deleted in their entirety.

2.	Section 16.1(a) of the Limited Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner shall cause the Partnership to issue to the Initial Limited Partner within thirty (30) days after the end of each Quarter a number of Class B Units equal to the quotient of: (i) the product of (y) the Cost of Assets multiplied by (z) 0.1875% divided by (ii) the Value of one share of Common Stock as of the last day of such Quarter; provided, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.”

3.	The execution, delivery and effectiveness of this Amendment shall not operate (a) as an amendment or modification of any provision, right or obligation of any Partner under the

Partnership Agreement except as specifically set forth in this Amendment or (b) as a waiver or consent to any subsequent action or transaction.

4.	This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

5.
This Amendment contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any other prior written or oral understanding or agreements among them with respect thereto.

6.	This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

By:    /s/ Edward M. Weil, Jr.
Name:    Edward M. Weil, Jr.
Title:    President